Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Charter Corporation:
We consent to the use of our reports dated March 9, 2006 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in First Charter Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference in this Form S-4 Registration Statement of First Charter Corporation and to the reference to our firm under the heading “Experts” in the prospectus.
Charlotte, North Carolina
July 18, 2006